Exhibit 99.1

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January 20, 2004

First Financial Bancorp Reports Earnings

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) chairman of the board and interim president and chief executive officer, Bruce E. Leep, today announced 2003 net earnings of $37,906,000 or 85 cents in diluted earnings per share, compared to $48,235,000 or $1.05 in diluted earnings per share for the same period in 2002. This represents a 19.05 percent decrease in earnings per share. Bancorp also announced fourth-quarter 2003 net earnings of $8,841,000 or 20 cents in diluted earnings per share, compared to $11,601,000 or 26 cents for the same period in 2002. This represents a 23.08 percent decrease in earnings per share from the fourth quarter of 2002.

“2003 was a challenging year for Bancorp,” said Leep. “In spite of these challenges, we completed initiatives that will strengthen the company and grow our customer base.”

Return on assets was 0.99 percent compared to 1.30 percent in 2002, while return on average shareholders equity decreased to 10.27 percent from 12.54 percent. Return on assets for the fourth quarter was 0.90 percent for 2003, compared to 1.25 percent for the same period in 2002. Return on average shareholders’ equity was 9.62 percent for the fourth quarter of 2003, versus 12.22 percent for the comparable period in 2002.

Net earnings for 2003 were lower than the prior year primarily as a result of lower net interest income due to the low interest rate environment and resulting net interest margin compression. To a lesser extent, higher provision for loan loss expense also contributed to lower earnings. These unfavorable variances were partially offset by higher noninterest income. Bancorp’s noninterest expenses remained flat year-over-year.

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Net Interest Income:

Net interest income on a year-to-date basis decreased $17.9 million or 10.98 percent. Net interest income for the fourth quarter of 2003 was $5.4 million or 13.57 percent less than the fourth quarter of 2002. Bancorp’s net interest margin for 2003 was 4.06 percent compared to 4.71 percent in 2002. The net interest margin decreased to 3.74 percent in the fourth quarter of 2003 from 4.60 percent in the fourth quarter of 2002. As a result of the planned sale of $7 million of mobile home loans, Bancorp accelerated the amortization of $1.5 million in loan premiums in the fourth quarter. This acceleration negatively impacted the net interest margin for the fourth quarter and full year by 16 basis points and 4 basis points, respectively. The mobile home loan sale is expected to be completed in the first quarter of 2004, and Bancorp does not expect any significant additional credit loss or gain related to this transaction.

The major contributing factor to the decline in net interest income for the year was net interest margin compression due to the asset-sensitive position of Bancorp’s balance sheet. This margin compression was the result of the continued downward repricing of assets without a like decrease in deposit liability rates. The current low interest rate environment has continued to adversely affect net interest income.

In total, interest income declined by $32.7 million or 13.58 percent from 2002. A decline in total interest expense of $14.8 million or 18.97 percent in 2003 versus 2002 did not offset the decline in interest income.

Full year average outstanding loan balances were 0.64 percent higher than in the prior year. The primary area of loan growth has been in the residential real estate category. Total loans at year-end increased $51.1 million or 1.86 percent. This increase was achieved notwithstanding the $35 million of loans sold in December related to the sale of the Sunman, Indiana, banking center and the distressed loan sale as discussed in the Bancorp December 30, 2003 press release.

Deposit balances were relatively flat in 2003 compared to the prior year. The sale of a banking center in each of the third and fourth quarters of 2003 reduced deposit balances by $53 million. Bancorp also opened three new banking centers in 2003, two of which were opened in the fourth quarter. These branches have already exceeded deposit targets and are expected to contribute to deposit growth in 2004. Additionally, Bancorp plans to open three new banking centers in 2004 in growing markets.

Credit Quality:

The provision for loan loss expense for 2003 was $18.9 million or $2.8 million more than 2002. The provision expense for the fourth quarter of 2003 was $7.4 million compared to $1.9 million for the same period in 2002. Net charge-offs of $8.3 million for the fourth quarter of 2003 were $5.6 million more than the $2.7 million in net charge-offs for the fourth quarter of 2002 due primarily to a single large recovery in the fourth quarter of 2002 and the approximately $3 million effect of the distressed commercial loan sale executed in the fourth quarter of 2003. Full year net charge-offs were $19.3 million in 2003, up $4.6 million from the $14.8 million recorded in 2002. The percentage of net charge-offs to average loans was 0.69 percent for 2003 compared to 0.53 percent for the same period in 2002. Approximately 10 basis points of the 69 basis point annual charge-off rate was attributable to the distressed commercial loan sale in 2003.

Bancorp continued to maintain appropriate reserves with an allowance to ending loans ratio of 1.71 percent at year-end versus 1.75 percent for the same period last year. It is management’s belief that the allowance for loan losses is adequate to absorb estimated probable credit losses. The nonperforming assets to ending loans ratio increased slightly to 1.18 percent as of December 31, 2003, from 1.08 percent as of year-end 2002. This marks an improvement, however, from the 1.34 percent level at the end of the third quarter of 2003.

Total nonperforming assets – which includes nonaccrual loans, restructured loans, and other real estate owned – increased to $33.0 million at year-end 2003 from $29.6 million at year-end 2002. Loans delinquent over 90 days decreased $4.9 million from year-end 2002 to 2003.

On a linked-quarter basis – fourth quarter 2003 compared to third quarter 2003 – total nonperforming assets decreased $5.0 million and loans delinquent over 90 days decreased by $1.3 million. This improvement is largely associated with the distressed commercial loan sale in the fourth quarter of 2003.

Bancorp’s level of nonperforming assets is reflective of the uncertain economy in the corporation’s primary markets in Ohio and Indiana. If the economic conditions decline, Bancorp could see a less-than-favorable impact on credit quality. Bancorp will continue to actively address its credit quality.

Noninterest Income:

Noninterest income excluding security gains increased 9.85 percent for 2003. This increase was a result of approximately $5 million in gains from the sale of 2 banking centers. Included as a reduction in other income for 2003 were loan impairment charges of $1.7 million against the mortgage-servicing asset in a valuation reserve. This reduction to other income was $1.2 million higher than the $497,000 charge recorded in 2002. Also included in this increase was a non-recurring life insurance gain of approximately $1.5 million in the fourth quarter of 2003. Gains on the sale of mortgage loans accounted for $5.2 million in 2003 versus $4.4 million in 2002.

Fourth quarter 2003 noninterest income, excluding securities transactions, was $19,023,000, an increase of approximately $5.5 million from the fourth quarter of 2002. The “other” category of noninterest income increased $5.7 million from a year ago, due to a gain from the sale of the Sunman banking center and the non-recurring life insurance gain. Gains on the sale of mortgage loans were $0.7 million in the fourth quarter of 2003 versus $1.3 million in the fourth quarter of 2002. Impairment charges against the mortgage-servicing asset in the fourth quarter of 2003 were $24,000 versus $366,000 in the fourth quarter of 2002.

Noninterest Expense:

Total noninterest expense increased $283,000 or 0.21 percent over 2002. The single largest category of increase was salaries and employee benefits expense, up $4.9 million or 6.83 percent due primarily to a $3.1 million charge attributable to the Separation Agreement and Release for Bancorp’s former chief executive officer, Stanley N. Pontius. Pension expense for 2003 was $1 million higher than 2002. In 2002, Project Renaissance expenses impacted the noninterest expense categories of furniture and equipment, data-processing, and other noninterest expense for a total of approximately $4.1 million. As a result of these higher-than-normal 2002 expenses, 2003 furniture and equipment expense was down $628,000, data-processing expense was down $1,087,000 and other noninterest expense was down $2,509,000 from 2002.

Noninterest expenses for the fourth quarter of 2003 were $885,000 or 2.58 percent lower than the same period in 2002. Project Renaissance expenses for the fourth quarter of 2002 totaled approximately $1.9 million. There were no material Project Renaissance expenses in 2003. The lack of Project Renaissance expense in 2003 was partially offset by increased professional services related to non-recurring events in the fourth quarter.

Other Items:

Bancorp repurchased 1,230,700 shares of its common stock during 2003 under a previously approved and ongoing program for general corporate purposes.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 8 banking affiliates in Ohio, Michigan, Kentucky, and Indiana with a total of 102 retail banking centers, as well as an investment-advisor affiliate and an operations affiliate.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2002. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: C. Douglas Lefferson
513-867-4993
doug.lefferson@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Unaudited)

						Twelve months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	December 31,
	2003	2003	2003	2003	2002	2003	2002
EARNINGS
Net interest income	$34,093	$36,373	$37,179	$37,236	$39,447	$144,881	$162,757
Net earnings	8,841	7,824	10,610	10,631	11,601	37,906	48,235
Net earnings per share — basic	$0.20	$0.18	$0.24	$0.24	$0.26	$0.85	$1.05
Net earnings per share — diluted	$0.20	$0.18	$0.24	$0.24	$0.26	$0.85	$1.05
KEY RATIOS
Return on average assets	0.90%	0.80%	1.11%	1.16%	1.25%	0.99%	1.30%
Return on average shareholders’ equity	9.62%	8.46%	11.46%	11.52%	12.22%	10.27%	12.54%
Average shareholders’ equity to average assets	9.38%	9.42%	9.66%	10.03%	10.26%	9.62%	10.34%
Net interest margin	3.74%	3.98%	4.17%	4.37%	4.60%	4.06%	4.71%
Net interest margin (fully tax equivalent)	3.84%	4.08%	4.28%	4.48%	4.72%	4.16%	4.83%
COMMON STOCK DATA
Average basic shares outstanding	43,993,558	44,122,446	44,486,775	44,893,511	45,217,538	44,370,917	45,880,649
Average diluted shares outstanding	44,012,803	44,160,906	44,519,484	45,048,972	45,369,400	44,422,852	46,000,801
Ending shares outstanding	43,939,018	44,049,702	44,277,529	44,709,604	45,003,923	43,939,018	45,003,923
Market price:
High	$16.92	$16.60	$17.00	$17.19	$18.87	$17.19	$20.31
Low	$15.14	$14.67	$15.00	$15.26	$15.99	$14.67	$15.65
Close	$15.95	$14.75	$15.83	$15.86	$16.39	$15.95	$16.39
Book value	$8.34	$8.34	$8.40	$8.34	$8.39	$8.34	$8.39
Common dividend declared	$0.15	$0.15	$0.15	$0.15	$0.15	$0.60	$0.60
AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,805,667	$2,829,582	$2,811,848	$2,765,970	$2,751,664	$2,803,448	$2,785,717
Investment securities	798,727	778,365	747,090	650,619	605,729	744,201	627,824
Other earning assets	13,559	15,845	13,619	40,751	44,556	20,855	42,856

Total earning assets	3,617,953	3,623,792	3,572,557	3,457,340	3,401,949	3,568,504	3,456,397
Total assets	3,886,012	3,894,426	3,841,251	3,730,744	3,670,699	3,838,688	3,720,050
Noninterest-bearing deposits	399,611	392,862	406,730	416,824	410,568	403,929	406,639
Interest-bearing deposits	2,553,934	2,592,383	2,536,477	2,487,612	2,487,086	2,542,920	2,544,449

Total deposits	2,953,545	2,985,245	2,943,207	2,904,436	2,897,654	2,946,849	2,951,088
Borrowings	516,952	486,825	481,731	410,100	356,646	474,230	355,222
Shareholders’ equity	364,653	366,978	371,219	374,236	376,515	369,239	384,618
CREDIT QUALITY
Ending allowance for loan losses	$47,771	$48,680	$48,876	$48,305	$48,177	$47,771	$48,177
Nonperforming assets:
Nonaccrual	25,980	28,374	28,210	24,276	21,456	25,980	21,456
Restructured	3,821	6,532	7,188	6,291	5,375	3,821	5,375
OREO	3,207	3,054	2,366	2,636	2,792	3,207	2,792

Total nonperforming assets	33,008	37,960	37,764	33,203	29,623	33,008	29,623
Loans delinquent over 90 days	1,872	3,186	3,490	3,575	6,818	1,872	6,818
Gross charge-offs:
Commercial real estate	(3,377)	(300)	(424)	(112)	(618)	(4,213)	(1,025)
Commercial loans and leases	(3,650)	(2,771)	(1,800)	(1,699)	(1,669)	(9,920)	(8,952)
Consumer	(2,447)	(2,351)	(1,957)	(2,354)	(2,844)	(9,109)	(9,698)
All other	(8)	(38)	(18)	0	(13)	(64)	(198)

Total gross charge-offs	(9,482)	(5,460)	(4,199)	(4,165)	(5,144)	(23,306)	(19,873)
Recoveries:
Commercial real estate	83	5	45	5	111	138	134
Commercial loans and leases	561	316	229	432	1,763	1,538	2,836
Consumer	498	576	553	642	567	2,269	2,013
All other	9	3	1	0	49	13	109

Total recoveries	1,151	900	828	1,079	2,490	3,958	5,092

Total net charge-offs	(8,331)	(4,560)	(3,371)	(3,086)	(2,654)	(19,348)	(14,781)
CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.71%	1.73%	1.73%	1.74%	1.75%	1.71%	1.75%
Nonperforming assets to ending loans, net of unearned income plus OREO	1.18%	1.34%	1.33%	1.19%	1.08%	1.18%	1.08%
90 days past due to loans, net of unearned income	0.07%	0.11%	0.12%	0.13%	0.25%	0.07%	0.25%
Net charge-offs to average loans, net of unearned income	1.18%	0.64%	0.48%	0.45%	0.38%	0.69%	0.53%

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

			Three months ended,			Twelve months ended,
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	December 31,
	2003	2003	2003	2003	2002	2003	2002
Interest income
Loans, including fees	$41,393	$45,256	$46,418	$46,704	$49,827	$179,771	$208,131
Investment securities
Taxable	6,060	5,263	5,220	5,258	5,505	21,801	24,871
Tax-exempt	1,555	1,579	1,632	1,664	1,740	6,430	7,172

Total investment securities interest	7,615	6,842	6,852	6,922	7,245	28,231	32,043
Interest-bearing deposits with other banks	36	26	28	51	42	141	340
Federal funds sold and securities purchased under agreements to resell	11	24	37	74	163	146	494

Total interest income	49,055	52,148	53,335	53,751	57,277	208,289	241,008
Interest expense
Deposits	10,214	10,692	11,396	12,084	13,580	44,386	62,096
Short-term borrowings	471	443	530	380	380	1,824	1,727
Long-term borrowings	4,130	4,161	4,112	3,931	3,731	16,334	14,289
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	147	479	118	120	139	864	139

Total interest expense	14,962	15,775	16,156	16,515	17,830	63,408	78,251

Net interest income	34,093	36,373	37,179	37,236	39,447	144,881	162,757
Provision for loan losses	7,422	4,364	3,942	3,214	1,941	18,942	16,174

Net interest income after provision for loan losses	26,671	32,009	33,237	34,022	37,506	125,939	146,583
Noninterest income
Service charges on deposit accounts	4,917	4,984	4,923	4,598	4,980	19,422	19,565
Trust revenues	3,648	3,623	3,522	3,707	3,739	14,500	15,385
Investment securities gains (losses)	4	28	(36)	28	80	24	89
Other	10,458	6,494	5,797	5,517	4,788	28,266	21,660

Total noninterest income	19,027	15,129	14,206	13,850	13,587	62,212	56,699
Noninterest expenses
Salaries and employee benefits	18,625	21,664	18,028	18,191	17,644	76,508	71,619
Net occupancy	1,872	1,899	1,816	2,078	2,139	7,665	7,973
Furniture and equipment	1,701	1,752	1,847	1,801	2,170	7,101	7,729
Data processing	2,037	1,690	1,516	1,487	1,630	6,730	7,817
Deposit insurance	140	147	150	100	137	537	609
State taxes	442	432	434	460	431	1,768	1,747
Amortization of intangibles	205	207	211	201	201	824	847
Other	8,458	7,948	7,815	7,441	10,013	31,662	34,171

Total noninterest expenses	33,480	35,739	31,817	31,759	34,365	132,795	132,512

Income before income taxes	12,218	11,399	15,626	16,113	16,728	55,356	70,770
Income tax expense	3,377	3,575	5,016	5,482	5,127	17,450	22,535

Net earnings	$8,841	$7,824	$10,610	$10,631	$11,601	$37,906	$48,235

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME
Interest income	$49,055	$52,148	$53,335	$53,751	$57,277	$208,289	$241,008
Tax equivalent adjustment	885	900	918	938	984	3,641	4,108

Interest income — tax equivalent	49,940	53,048	54,253	54,689	58,261	211,930	245,116
Interest expense	14,962	15,775	16,156	16,515	17,830	63,408	78,251

Net interest income — tax equivalent	$34,978	$37,273	$38,097	$38,174	$40,431	$148,522	$166,865

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2003	2002
ASSETS
Cash and due from banks	$183,612	$181,839
Interest-bearing deposits with other banks	5,014	4,474
Federal funds sold and securities purchased under agreements to resell	607	28,291
Investment securities, held-to-maturity	18,399	21,571
Investment securities, available-for-sale	794,762	605,345
Loans
Commercial	666,315	690,656	*
Real estate-construction	73,260	89,674
Real estate-mortgage	1,466,153	1,368,207	*
Installment	560,061	556,975
Credit card	21,680	22,068
Lease financing	12,241	21,031

Total loans	2,799,710	2,748,611
Less
Unearned income	86	523
Allowance for loan losses	47,771	48,177

Net loans	2,751,853	2,699,911
Premises and equipment	59,050	56,348
Goodwill	27,379	27,379
Other intangibles	7,530	9,147
Deferred income taxes receivable	6,227	4,107
Other assets	101,629	91,540

Total Assets	$3,956,062	$3,729,952

LIABILITIES
Deposits
Noninterest-bearing	$414,785	$422,453
Interest-bearing	2,530,880	2,499,981

Total deposits	2,945,665	2,922,434
Short-term borrowings	258,909	95,180
Long-term borrowings	322,979	290,051
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	10,000
Accrued interest and other liabilities	32,026	34,684

Total Liabilities	3,589,579	3,352,349
SHAREHOLDERS’ EQUITY
Common stock	395,752	396,252
Retained earnings	50,325	39,005
Accumulated comprehensive income	2,344	8,189
Restricted stock awards	(3,397)	(4,022)
Treasury stock, at cost	(78,541)	(61,821)

Total Shareholders’ Equity	366,483	377,603

Total Liabilities and Shareholders’ Equity	$3,956,062	$3,729,952

ADDITIONAL DATA — RISK BASED CAPITAL

	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2003	2003	2003	2003	2002
Tier 1 Capital	$358,616	$358,292	$338,933	$341,739	$344,090
Tier 1 Ratio	13.20%	12.92%	12.50%	12.66%	12.62%
Total Capital	$392,735	$393,122	$373,011	$375,662	$378,339
Total Capital Ratio	14.46%	14.18%	13.76%	13.92%	13.88%
Total Risk-Adjusted Assets	$2,715,858	$2,772,571	$2,711,426	$2,699,431	$2,726,025
Leverage Ratio	9.30%	9.28%	8.90%	9.24%	9.46%

*	Includes reclassification of approximately $70 million from Commercial to Real estate-mortgage during the period.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages				Year-to-Date Averages
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,		December 31,
	2003	2003	2003	2003	2002		2003	2002
ASSETS
Cash and due from banks	$117,810	$129,005	$127,405	$140,351	$141,484		$128,582	$131,730
Interest-bearing deposits with other banks	9,252	5,671	7,235	9,294	5,605		7,857	14,202
Federal funds sold and securities purchased under agreements to resell	4,307	10,174	6,384	31,457	38,951		12,998	28,654
Investment securities	798,727	778,365	747,090	650,619	605,729		744,201	627,824
Loans
Commercial	658,205	695,980	700,439	701,288	683,576	*	688,879	749,072
Real estate-construction	68,621	69,072	77,879	86,466	107,238		75,443	86,223
Real estate-mortgage	1,480,587	1,469,535	1,443,940	1,388,330	1,351,743	*	1,445,916	1,331,547
Installment	564,684	559,600	552,301	549,668	565,887		556,613	570,602
Credit card	20,402	20,169	20,077	20,692	20,973		20,334	21,089
Lease financing	13,276	15,405	17,488	19,911	22,862		16,499	28,295

Total loans	2,805,775	2,829,761	2,812,124	2,766,355	2,752,279		2,803,684	2,786,828
Less
Unearned income	108	179	276	385	615		236	1,111
Allowance for loan losses	48,754	48,849	48,168	48,625	50,101		48,600	48,341

Net loans	2,756,913	2,780,733	2,763,680	2,717,345	2,701,563		2,754,848	2,737,376
Premises and equipment	58,863	57,825	56,675	56,468	56,955		57,465	58,599
Deferred income tax	8,457	7,969	5,555	3,958	0		6,501	0
Other assets	131,683	124,684	127,227	121,252	120,412		126,236	121,665

Total Assets	$3,886,012	$3,894,426	$3,841,251	$3,730,744	$3,670,699		$3,838,688	$3,720,050

LIABILITIES
Deposits
Interest-bearing	$182,501	$212,102	$165,275	$298,561	$262,957		214,285	301,358
Savings	1,046,180	1,023,110	1,001,121	850,866	873,547		980,972	841,054
Time	1,325,253	1,357,171	1,370,081	1,338,185	1,350,582		1,347,663	1,402,037

Total interest-bearing deposits	2,553,934	2,592,383	2,536,477	2,487,612	2,487,086		2,542,920	2,544,449
Noninterest-bearing	399,611	392,862	406,730	416,824	410,568		403,929	406,639

Total deposits	2,953,545	2,985,245	2,943,207	2,904,436	2,897,654		2,946,849	2,951,088
Borrowed funds
Short-term borrowings	193,390	161,742	157,965	102,310	82,149		154,123	90,188
Long-term borrowings	323,562	325,083	323,766	307,790	274,497		320,107	265,034

Total borrowed funds	516,952	486,825	481,731	410,100	356,646		474,230	355,222
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	30,000	26,956	10,000	10,000	10,002		19,315	2,658
Deferred income tax	0	0	0	0	2,019		0	1,426
Accrued interest and other liabilities	20,862	28,422	35,094	31,972	27,863		29,055	25,038

Total Liabilities	3,521,359	3,527,448	3,470,032	3,356,508	3,294,184		3,469,449	3,335,432
SHAREHOLDERS’ EQUITY
Common stock	395,808	395,894	395,916	396,033	396,257		395,912	396,417
Retained earnings	47,534	48,022	43,281	38,881	31,874		44,463	30,429
Accumulated comprehensive income	2,587	3,680	7,501	8,379	10,655		5,516	8,352
Restricted stock awards	(3,619)	(4,969)	(5,613)	(5,625)	(4,193)		(4,951)	(4,564)
Treasury stock, at cost	(77,657)	(75,649)	(69,866)	(63,432)	(58,078)		(71,701)	(46,016)

Total Shareholders’ Equity	364,653	366,978	371,219	374,236	376,515		369,239	384,618

Total Liabilities and Shareholders’ Equity	$3,886,012	$3,894,426	$3,841,251	$3,730,744	$3,670,699		$3,838,688	$3,720,050

*	Includes reclassification of approximately $70 million from Commercial to Real estate-mortgage during the third quarter of 2002, which affected the averages for the third and fourth quarters of 2002 by approximately $35 million each.